Exhibit 10.4

EXECUTION VERSION

SPONSOR

PLEDGE AND AGREEMENT

dated as of December 1, 2005

between

APEX SILVER MINES LIMITED

and

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

5.09	Attorney-in-Fact	13

ARTICLE VI DEFAULTS		14
6.01	Sponsor Defaults	14
6.02	Remedies	16

ARTICLE VII MISCELLANEOUS		16
7.01	Governing Law	16
7.02	Waiver of Jury Trial	16
7.03	Severability	16
7.04	Notices	16
7.05	Benefits of Agreement	17
7.06	Counterparts	17
7.07	Jurisdiction, Service of Process and Venue	17
7.08	Amendments, Etc.	18
7.09	No Waiver	18
7.10	Successors and Assigns	18
7.11	Expenses	18
7.12	Collateral Agent Protections	19

ANNEX I	Filing Details

ANNEX 2	Quarterly Discretionary Hedge Report

ii

SPONSOR PLEDGE AND AGREEMENT

This Agreement dated as of December 1, 2005 (this “Agreement”), is made between:

APEX SILVER MINES LIMITED, an exempted company duly incorporated with limited liability and validly existing under the laws of the Cayman Islands (the “Sponsor”), and

JPMORGAN CHASE BANK, N.A., a national banking corporation, as Collateral Agent for the and on behalf of the Secured Parties (the “Collateral Agent”).

WHEREAS:

A.                                   Minera San Cristóbal, S.A. (the “Borrower”) proposes to incur and secure Secured Debt Obligations.

B.                                     Apex Metals GmbH (“Apex Metals”) and the Hedge Banks have executed and will continue to execute certain Mandatory Metals Hedge Transactions under the Mandatory Metals Hedge Agreements to which Apex Metals and the Hedge Banks are parties.

C.                                     The Sponsor (i) directly owns 100% of the outstanding share capital of Apex Luxembourg S.A. R.L. (“Apex Luxembourg”), which indirectly owns 100% of the outstanding share capital of the Borrower, and (ii) indirectly owns 100% of the outstanding quotas of Apex Metals.

D.                                    The Sponsor has authorized the execution and delivery of this Agreement to undertake specified obligations to induce the Senior Lenders to make Senior Loans to the Borrower and to induce the Hedge Banks to extend credit to Apex Metals, as the Sponsor will receive significant benefits from such agreements.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS, ETC.

1.01                           Terms Generally.  All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Common Security Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Common Security Agreement”), among the Borrower, Apex Luxembourg, Apex Sweden, Apex Metals, the Administrative Agent, the Technical Agent, the Collateral Agent, the Securities Intermediary and the Senior Lenders and Hedge Banks from time to time party thereto.

1.02                           Certain Uniform Commercial Code Terms.  As used herein, the term “Proceeds” has the meaning set forth in Article 9 of the UCC.

1.03                           Additional Definitions.  In addition, as used herein:

“Apex Luxembourg Shares” has the meaning assigned to such term in Section 3.01(a).

“Consolidated Tangible Net Worth” means, at any date of determination, (a) the amount which would appear in accordance with Applicable Accounting Principles on a consolidated balance sheet of the Sponsor and its consolidated subsidiaries opposite the heading “shareholders’ equity” (or any similar item) (but excluding from shareholders’ equity any amounts in respect of unrealized mark-to-market adjustments (whether positive or negative) relating to hedging and other financial risk management activities of the Sponsor or any of its consolidated subsidiaries), minus (b) the sum of (i) the aggregate amount of items of the following character which are included in the consolidated assets of the Sponsor and its consolidated subsidiaries:  (A) franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, brand names, service marks, goodwill, experimental or organizational expense and other like intangibles; (B) deferred charges and prepaid expenses (including prepaid pension expenses but other than (I) deferred mining development, acquisition and exploration costs and (II) deferred charges relating to any Hedge Instrument); (C) unamortized debt discount and expense; and (D) amounts in respect of capital stock, promissory notes and other securities issued by the Sponsor or any of its consolidated subsidiaries and held in its treasury; and (ii) without duplication, any solvency deficiency in any registered pension plan based on the most recent valuation filed with the applicable regulators.

“Permitted Discretionary Hedging Transaction” means a Hedge Instrument entered into for hedging (i.e., non-speculative) purposes that meets the following conditions:

(a)                                  such Hedge Instrument is entered into with a financial institution having a long term unsecured indebtedness rating from S&P of at least A and Moody’s of at least A1; and

(b)                                 the commodity subject of such Hedge Instrument is zinc, silver or lead (of the type described in the definition of “Metals” in Appendix A to the Common Security Agreement); and

(c)                                  the notional volume with respect to the Metal subject of such Hedge Instrument, when aggregated with (i) all other notional volumes with respect to such Metal under all other Hedge Instruments which purport to be “Permitted Discretionary Hedging Transactions” and (ii) all notional volumes with respect to such Metal under all outstanding Mandatory Metals Hedging Transactions does not exceed:

(i)                                     70% of the volume of the forecast production for such Metal for any calendar year covered by such Hedge Instrument as determined in accordance with the Initial Operating Plan; or

(ii)                                  70% of the Proven and Probable Reserves with respect to such Metal as set forth in the Initial Operating Plan; and

(d)                                 the Hedge Instrument provides for financial settlement only; and

(e)                                  the final scheduled delivery or payment date under such Hedge Instrument is not later than six months after the Final Maturity Date except Hedge Instruments that are options on which all premia have been paid on or prior to the Final Maturity Date.

“Quarterly Discretionary Hedge Report” means a report substantially in the form of Annex 2 to this Agreement showing the Sponsor and its subsidiaries’ positions with respect to outstanding Permitted Discretionary Hedging Transactions.

“Restricted Subsidiary” means Apex Metals, Apex Sweden, Apex Luxembourg, the Service Company, the Borrower or any other Subsidiary of the Sponsor that at any time holds any “Interest” (as such term is defined in the Transfer Restrictions Agreement) in any of the foregoing companies or any Intercompany Debt, whether directly or indirectly.

“Secured Obligations” means, collectively, (a) all Secured Debt Obligations, (b) all CGSA Secured Obligations, (c) all obligations of the Sponsor hereunder and under the Completion Agreement and (d) in the case of each of the foregoing, all interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case under the United States Bankruptcy Code or any other bankruptcy or insolvency law (whether or not such interest or expenses are allowed or allowable as a claim in whole or in part in such case).

“Sponsor Collateral” has the meaning assigned to such term in Article III.

“Sponsor Default” has the meaning assigned to such term in Section 6.01 hereto.

“Sponsor Permitted Liens” means:

(a)                                  Liens on cash and investments maintained in the Escrow Account;

(b)                                 Liens on cash pledged to the issuer of letters of credit required pursuant to the terms of the Material Project Documents;

(c)                                  Liens established in favor of the Collateral Agent for the benefit of the Secured Parties;

(d)                                 Liens imposed by any Governmental Authority for taxes, levies, assessments, pension obligations or charges not yet due or which are being contested in good faith and by appropriate proceedings (and against which adequate reserves are being maintained in accordance with U.S. GAAP and Applicable Accounting Principles by the Borrower);

(e)                                  deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws, or under employment insurance;

(f)                                    mechanics’, workmen’s, materialmen’s, landlord’s, carriers’, warehousemen’s or other like liens arising in the ordinary course of business with respect to obligations which are not yet due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP and Applicable Accounting Principles;

(g)                                 pledges or deposits of money to secure surety or appeal bonds or letters of credit in the ordinary course of business, not exceeding $5,000,000 in the aggregate at any one time outstanding; and

(h)                                 pledges of shares or other equity interests in an Unrestricted Subsidiary.

“Subsidiary” of any Person shall mean a corporation, partnership, joint venture, trust, estate or other entity of which (or in which) more than 50% of (a) the capital stock issued by, or equivalent interests in, such corporation or other entity, (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unrestricted Subsidiary” means any Subsidiary of the Sponsor other than a Restricted Subsidiary.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

The Sponsor represents and warrants to the Collateral Agent (for the benefit of the Secured Parties) that:

2.01                           Representations.  The Sponsor’s representations and warranties set forth in Article IV of the Completion Agreement are true and correct on and as of the date hereof.

2.02                           Good Title; Valid Security Interests.  Subject only to the security interests created hereby and any Sponsor Permitted Liens, it has good title to all rights and property in which it purports to create a security interest hereunder.  This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties the security interests purported to be created by it under Article III hereof and such security interests constitute, under applicable law, fully perfected first priority security interests in the Sponsor Collateral subject only to Sponsor Permitted Liens which are granted priority on a mandatory basis under applicable Government Rules.

2.03                           Names, Etc.  The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of the Sponsor as of the date hereof are correctly set forth in Annex 1.  Annex 1 correctly specifies (a) the place of business of the Sponsor or, if the Sponsor has more than one place of business, the location of the chief executive office of the Sponsor and (b) each location where any financing statement naming the Sponsor as debtor is currently on file.  The Sponsor has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the UCC), (b) except as specified in Annex 1, heretofore changed its name, or

(c) prior to the date hereof become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) with respect to a currently effective security agreement previously entered into by any other Person.

2.04                           Proper Legal Form.  This Agreement is in proper legal form under the laws of the Cayman Islands for the enforcement thereof against the Sponsor under the laws of the Cayman Islands and if this Agreement were stated to be governed by such law, it would constitute the legal, valid and binding obligation of the Sponsor under such law, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement in the Cayman Islands, it is not necessary that this Agreement or any other document be filed or recorded with any court or other authority in the Cayman Islands or that any stamp or similar tax be paid on or in respect of this Agreement (except for (i) those specified in the legal opinions delivered in satisfaction of the conditions precedent referred to in Section 11.02(h) of the Common Security Agreement which are to be paid following the Closing Date but prior to the Initial Disbursement Date, (ii) those which are immaterial and of a ministerial nature and (iii) those payable in the Cayman Islands as specified in the legal opinion of Cayman counsel as being payable in connection with enforcement in the Cayman Islands).  The laws of the Cayman Islands do not provide for or require any filing, recording or registration of a security interest in the right, title and interest of the Sponsor in any of the Sponsor Collateral as a condition of obtaining priority over a creditor that has acquired a Lien thereon or over a receiver in bankruptcy.

ARTICLE III
SPONSOR COLLATERAL

As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations, the Sponsor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a security interest in the following (all of the property described in Sections 3.01(a), 3.02(a), 3.03(a) and (c), and 3.04(a) and all Proceeds thereof, being collectively referred to herein as “Sponsor Collateral”):

3.01                           Shares of Apex Luxembourg.

(a)                                  All right, title and interest which the Sponsor has or may at any time hereafter acquire in and to (i) the shares of Apex Luxembourg (the “Apex Luxembourg Shares”), (ii) all other shares, securities or other property constituting or representing a right to receive a dividend on the Apex Luxembourg Shares or constituting or representing a right to receive a distribution or return of capital upon or in respect of the Apex Luxembourg Shares or constituting or representing warrants or any subscription or other purchase rights with respect to the Apex Luxembourg Shares, and (iii) any other interest in Apex Luxembourg which may become or be converted into an equity interest in Apex Luxembourg.  The Sponsor shall deliver to the Collateral Agent the certificates representing the Apex Luxembourg Shares on or prior to the Closing Date and, promptly following receipt, shall deliver to the Collateral Agent certificates or other relevant documentation representing any of such other shares, securities, property, warrants, subscriptions, interests or rights, together in each case with stock powers duly executed by it in blank, to be held by the Collateral Agent for the benefit and on behalf of the Secured Parties pursuant to the pledge made hereby.  The Sponsor agrees that it shall not permit the Organizational Documents of Apex Luxembourg to be amended or modified in any manner that would deprive the holders of the Apex Luxembourg Shares of control of Apex Luxembourg.

(b)                                 On or prior to the Initial Disbursement Date, the Sponsor shall, as security for the Secured Obligations, make or cause to be made any filings or recordations, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary in the State of New York, Washington, D.C., the Cayman Islands, Luxembourg and any other jurisdiction necessary to perfect the pledge of Apex Luxembourg Shares and all such other shares, securities, property, warrants, subscriptions, interests and rights in Apex Luxembourg.  The Sponsor hereby promises to deliver in pledge to the Collateral Agent any Apex Luxembourg Shares and all such other shares, securities, property, warrants, subscriptions, interests and rights in Apex Luxembourg which it may acquire after the Closing Date, promptly upon the receipt thereof, and to make or cause to be made any filings, registrations or recordations, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary to perfect the pledge of such Apex Luxembourg Shares and all such other shares, securities, property, warrants, subscriptions, interests and rights in Apex Luxembourg.  The Sponsor shall defend, all at its own cost and expense, its title to, and the existence, perfection and priority of the Collateral Agent’s security interest in, the Apex Luxembourg Shares and the other Sponsor Collateral referenced in Section 3.01(a) against all adverse claims.

3.02                           Intercompany Debt.

(a)                                  All right, title and interest which the Sponsor has or may at any time hereafter acquire in and to any Intercompany Debt or Intercompany Note at any time payable to or owned or held by it, and all claims resulting from any failure of performance or compliance with such Intercompany Note by any of the Affiliated Obligors (other than the Sponsor) or the Service Company, as the case may be, together with full power and authority, in its own name or otherwise, to enforce such Intercompany Note against such Affiliated Obligor or the Service Company.

(b)                                 On or prior to the Closing Date, the Sponsor shall deliver to the Collateral Agent any Intercompany Notes owned or held by it as at such date, and agrees that it promptly shall deliver to the Collateral Agent all Intercompany Notes owned or held by it from time to time, in each case, together with duly executed instruments of endorsement without recourse, to be held by the Collateral Agent for the benefit and on behalf of the Secured Parties.

(c)                                  If the Sponsor receives any payment by any Affiliated Obligor or the Service Company of principal or interest on Intercompany Debt other than from the proceeds of Restricted Payments permitted to be made in accordance with Article IX of the Common Security Agreement, it shall receive the same (without intermingling such payment with other funds) in trust for the benefit of the Secured Parties and promptly following receipt thereof remit the same to the Collateral Agent for deposit in the Apex Metals Account.

3.03                           Expropriation Compensation.

(a)                                  All right, title and interest of the Sponsor at any time in and to any Project Equity Expropriation Compensation, together with full power and authority, in its name or otherwise, to institute proceedings (whether before a court or judge or by way of arbitration or otherwise) to enforce such claims, execute judgments or awards for and collect and receive Project Equity Expropriation Compensation.

(b)                                 On or prior to the Initial Disbursement Date, the Sponsor shall make or cause to be made any filings or other recordings, give or cause to be given any notices and take and cause to be taken any other actions as may be necessary in the State of New York, the Cayman Islands and in any other jurisdiction to validly assign as security and perfect the grant of a first priority perfected security interest created by this Section 3.03.

(c)                                  Any Project Equity Expropriation Compensation received by the Sponsor shall be deposited in the name of the Collateral Agent in a segregated bank account in New York, New York (the “New York Equity Expropriation Account”) (such account being a “securities account” as such term is defined in Section 9-501(a) of the UCC) or, if such Project Equity Expropriation Compensation is paid, originated or received in Bolivia and not permitted under applicable law to be paid directly to the New York Equity Expropriation Account, it shall be deposited in a segregated custody account established and maintained by the Collateral Agent in a Local Bank (the “Bolivian Equity Expropriation Account”; the Bolivian Equity Expropriation Account, together with the New York Equity Expropriation Account, are hereinafter collectively referred to as the “Equity Expropriation Account”).  The New York Equity Expropriation Account and all moneys, financial assets and investments held in the New York Equity Expropriation Account shall constitute additional Sponsor Collateral hereunder.  The moneys held in the New York Equity Expropriation Account shall be held in the name of the Collateral Agent for the purpose of making payments from the New York Equity Expropriation Account in accordance with this Agreement, and only the Collateral Agent shall have the right to make withdrawals and payments from the New York Equity Expropriation Account, as provided in this Agreement and the other Financing Documents.  All moneys held in the Bolivian Equity Expropriation Account shall be funds held for the purpose of making payments therefrom in accordance with this Agreement and the other Financing Documents, and only the Collateral Agent shall have the right to make withdrawals and payments therefrom upon receiving instructions or directions as provided in this Agreement and the other Financing Documents.

(d)                                 Upon the taking of any Enforcement Action in accordance with Section 10.03 of the Common Security Agreement, the Collateral Agent shall have the right to apply all funds in the Equity Expropriation Account to the payment of any unpaid Secured Debt Obligations and the balance, if any, shall be paid to the Sponsor or any other Person entitled thereto.

(e)                                  The Sponsor agrees to perform and observe the agreements and limitations undertaken by Affiliated Obligors in Section 5.08 of the Common Security Agreement as if the same were set forth in full herein and applicable by the terms thereof to the Sponsor.

3.04                           New York Accounts.

(a)                                  The Sponsor hereby grants, transfers and assigns to the Collateral Agent for the benefit and on behalf of the Secured Parties, as security for the Secured Debt Obligations and the CGSA Secured Obligations, and grants a security interest in, all right, title and interest, if any, in and to the Equity Account and the Contingent Support Account, and, in each case, to the money, financial assets and investments therein.

(b)                                 The Sponsor hereby acknowledges and consents to the provisions of Article IV of the Common Security Agreement regarding the Equity Account and the Contingent Support Account and agrees to be bound by the terms thereof as if a party thereto.

ARTICLE IV
COVENANTS

4.01                           Maintenance of Existence; Prohibition of Fundamental Changes.  The Sponsor shall do all things necessary to maintain its corporate existence as a company under the laws of the Cayman Islands and good standing in the Cayman Islands.  The Sponsor shall not liquidate, voluntarily commence proceedings under bankruptcy or other similar laws, enter into any merger or consolidation or sell or otherwise transfer all or substantially all of its assets, without the prior consent of Majority Secured Parties.

4.02                           Delivery of Financial Statements.  The Sponsor shall furnish to the Collateral Agent (i) as soon as available and, in any event, within 90 days of the end of each of its fiscal years, consolidated audited financial statements of the Sponsor as at the end of such fiscal year and (ii) as soon as available and, in any event, within 60 days of the end of each of its first three fiscal quarters of each fiscal year, unaudited consolidated quarterly financial statements of the Sponsor, and in each case, such financial statements shall, at the reasonable request of any Senior Lender, be accompanied by calculations demonstrating the Sponsor’s compliance with Section 4.06.

4.03                           Limitation on Liens.  The Sponsor shall not create, assume, permit or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereinafter acquired, and wherever located, other than Sponsor Permitted Liens.

4.04                           Limitation on Indebtedness.  The Sponsor shall not create, incur, assume or suffer to exist Indebtedness for Borrowed Money on a consolidated basis other than:

(a)                                  Indebtedness for Borrowed Money consisting of payment obligations under Mandatory Metals Hedge Transactions and Permitted Discretionary Hedge Transactions;

(b)                                 Indebtedness for Borrowed Money arising solely by reason of a pledge by the Sponsor of shares or other equity interests in an Unrestricted Subsidiary; provided that such a pledge may only be made by the Sponsor in respect of obligations of such Unrestricted Subsidiary or another Unrestricted Subsidiary and where such obligations, other than with respect to such pledge, are completely non-recourse to the Sponsor and its assets (other than such shares or equity interests subject of such pledge) and each Restricted Subsidiary and its assets;

(c)                                  Indebtedness for Borrowed Money relating to obligations under letters of credit which are fully cash collateralized; and

(d)                                 Indebtedness for Borrowed Money not listed in clauses (a), (b) or (c) above having an aggregate principal amount at any one time outstanding not in excess of $600,000,000.

4.05                           Notices.  The Sponsor shall promptly, but in no event later than 5 days after the Sponsor obtains knowledge thereof, deliver written notice to the Collateral Agent of the occurrence of:

(a)                                  any Sponsor Default, TRA Default, Completion Default, any material breach or default under any other Financing Document, or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Sponsor Default, a TRA Default, a Completion Default or an Event of Default;

(b)                                 any pending or threatened dispute, litigation, arbitration, claim or proceeding that is instituted by the Sponsor or against the Sponsor or any Restricted Subsidiary or any of their respective assets or affecting the Project, other than those which could not reasonably be expected to result in a Material Adverse Effect; and

(c)                                  any development, event or circumstance which (i) could reasonably be expected to result in a Material Adverse Effect; or (ii) would materially and adversely affect the ability of the Sponsor or any Restricted Subsidiary to perform its obligations under any Transaction Document or Apex Metals Document to which it is a party, in each case describing the nature thereof and the action the Sponsor (or the Borrower, as the case may be), proposes to take with respect thereto.

4.06                           Financial Covenant.  The Sponsor shall maintain a minimum Consolidated Tangible Net Worth of at least $280,000,000.

4.07                           Books and Records; Accounting and Cost Control Systems.

(a)                                  The Sponsor shall (i) keep proper books of record and account in Dollars in which entries will be made of transactions of or in relation to its business and (ii) keep accounts and financial and cost records in Dollars in accordance with Applicable Accounting Principles.

(b)                                 The Sponsor shall maintain adequate accounting, management information and cost accounting systems for its business and shall employ independent auditors of recognized international standing to audit annually its financial statements.  The accounting and cost control systems of the Sponsor shall include records of capitalized assets, including (i) asset description, (ii) asset cost, (iii) asset book lives, (iv) cumulative depreciation and (v) net book value; provided that, the recorded capitalized cost of any asset listed in the records may differ from the asset’s capitalized purchase cost as a result of the allocation of indirect costs.

4.08                           Compliance with Law.

(a)                                  The Sponsor shall comply with (i) all applicable anti-corruption Government Rules and (ii) all other applicable Government Rules unless, with respect to this clause (ii) only, such non-compliance could not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Sponsor shall (i) ensure that, at the time thereof, the making of any Senior Loans and the use of the proceeds thereof shall not, by virtue of the activities, status or jurisdiction of organization of any member of the Apex Group, violate the Trading With the Enemy Act, as amended, or any of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto and (ii) comply with the U.S. Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49, 079 (2001) (the “Anti-Terrorism Order”) and the provisions of Public Law 107-56 (the “USA Patriot Act”).

4.09                           Arm’s-Length Transactions.  Other than the Financing Documents and the Project Document Guarantees executed and delivered in connection with the Closing Date, each transaction or agreement between the Sponsor and any Restricted Subsidiary shall be undertaken on fair and commercially reasonable terms and conditions no less favorable to such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction executed at the same time with a Person that is not the Sponsor.

4.10                           Further Assurances.  The Sponsor agrees to use its reasonable efforts to do all things necessary under applicable laws and regulations to consummate and make effective, as soon as practicable, the transactions contemplated by, and to carry out the purposes of, this Agreement and the other Financing Documents to which it is a party, including the obtaining of Authorizations and Government Approvals required in connection therewith.

4.11                           L/C, Performance Bonds, Etc.

(a)                                  The Sponsor shall (except to the extent provided and maintained by the Borrower) provide and maintain all letters of credit, performance bonds and other security required by a Material Project Counterparty under a Material Project Document or a Third Party Concentrate Sales Agreement.

(b)                                 The Sponsor shall cause any cash released from the escrow account established under the Ports Agreement to be deposited in the Equity Account.

4.12                           Discretionary Metals Hedge Transactions.

(a)                                  The Sponsor shall not, nor shall it permit any of its Subsidiaries to, enter into or otherwise become obligated to pay or perform any obligations in respect of any Hedge Instruments other than (i) in respect of itself (with respect to its obligations under the Completion

Agreement), the Borrower (in respect of the Borrower’s obligations under the Hedge Guaranty) and Apex Metals (in respect of its obligations under Mandatory Metals Hedge Agreements), Mandatory Metals Hedge Transactions and (ii) in respect of itself or any other Subsidiary, Permitted Discretionary Hedging Transactions; provided that, notwithstanding clause (ii) above, no Restricted Subsidiary shall be permitted to enter into or otherwise become obligated in respect of any Permitted Discretionary Hedging Transaction.  The Sponsor shall not permit or suffer to exist any Lien on any of its assets or any asset of any Restricted Subsidiary to secure any obligations incurred in respect of any Permitted Discretionary Hedging Transaction.

(b)                                 The Sponsor shall deliver to the Collateral Agent and the Administrative Agent a Quarterly Discretionary Hedge Report within five Business Days of the end of each calendar quarter.

4.13                           Insurance Requirement.  The Sponsor shall at all times obtain, carry and maintain, at its own cost and expense, with financially sound and reputable insurers, property, casualty, business interruption, liability or other insurance with respect to its properties and business and the properties and business of its material subsidiaries insuring against loss or damage of the kinds customarily insured against by similar corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amount as are customarily carried under similar circumstances by such other corporations (provided that the Sponsor shall not be required to obtain insurance against events of the type covered in the Loan PRI Policy).

4.14                           Bankruptcy.  The Sponsor shall not commence, or fail to timely controvert, any proceedings under bankruptcy or other similar laws involving any Restricted Subsidiary.

4.15                           Taxes.  The Sponsor shall pay and discharge or effectively provide for all taxes imposed on the Sponsor, on its income or profits, on any of its property or upon the Liens provided for herein prior to the date on which penalties attach thereto (provided that the Sponsor shall have the right to contest the validity or amount of any such tax, in which event, the Sponsor shall promptly pay any valid, final judgment enforcing any such tax and cause the same to be satisfied of record) unless such failure to pay could not, either individually or together with all other failures by the Sponsor to pay, reasonably be expected to have a Material Adverse Effect.  The Sponsor shall also pay, or cause to be paid, when due all claims against it for labor, material, supplies or services that, if unpaid, could reasonably be expected to result in a Material Adverse Effect; provided that (i) in the event that any such claim may be paid in installments or may be deferred (whether or not interest shall accrue on the unpaid balance thereof), the Sponsor may pay such claim in installments (together with the accrued interest on the unpaid balance thereof, if any) as the same become due or prior to the end of such period of deferral and (ii) the Sponsor shall have the right to contest the validity or amount of such claim.

ARTICLE V
FURTHER ASSURANCES

In furtherance of the grant of the security interest pursuant to Article III the Sponsor hereby agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

5.01                           Delivery and Other Perfection.  The Sponsor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or desirable in the judgment of the Collateral Agent (subject to Section 7.12) to create, preserve, perfect, maintain the perfection of or validate the security interests in the Sponsor Collateral granted pursuant hereto or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such security interest.

5.02                           Other Financing Statements or Control.  The Sponsor shall not (a) file, authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Sponsor Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties, or (b) cause or permit any Person other than the Collateral Agent to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the UCC) of any part of the Sponsor Collateral.

5.03                           Preservation of Rights.  The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Sponsor Collateral.

5.04                           Deficiency.  If the proceeds of sale, collection or other realization of or upon the Sponsor Collateral pursuant to the Common Security Agreement are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Sponsor shall remain liable for any deficiency.

5.05                           Locations; Names, Etc.  Without at least 30 days’ prior written notice to the Collateral Agent, the Sponsor shall not (a) change its location (as defined in Section 9-307 of the UCC), (b) change its name from the name shown as its current legal name on Annex 1, or (c) agree to or authorize any modification of the terms of any item of Sponsor Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Sponsor Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the UCC) over such item of Sponsor Collateral.

5.06                           Private Sale.  The Collateral Agent and Secured Parties shall incur no liability as a result of the sale of the Sponsor Collateral made in connection with Enforcement Action taken under the Common Security Agreement, or any part thereof, conducted in a commercially reasonable manner.  Subject to the foregoing sentence, the Sponsor hereby waives any claims against the Collateral Agent and Secured Parties arising by reason of the fact that the price at which the Sponsor Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Sponsor Collateral to more than one offeree.

5.07                           Collateral.  The parties agree that the Sponsor Collateral constitutes Collateral for all purposes under the Financing Documents (and, as such, are subject to, inter alia, Section 3.15 of the Common Security Agreement as if the same were set out in full herein, mutatis mutandis).

5.08                           Application of Proceeds.  The Proceeds of any collection, sale or other realization of all or any part of the Sponsor Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent pursuant hereto, shall be applied by the Collateral Agent as set forth in Section 10.04 of the Common Security Agreement.

5.09                           Attorney-in-Fact.   The Collateral Agent or any officer or agent thereof, with full power of substitution, is hereby appointed the attorney-in-fact with special power of attorney of the Sponsor for the purpose of carrying out the provisions of this Agreement and the other Financing Documents and taking any action and executing any instruments which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof and thereof, which appointment as attorney-in-fact with special power of attorney is coupled with an interest and irrevocable and, without limiting the generality of the foregoing, which appointment hereby gives the Collateral Agent or any officer or agent thereof the power and right on behalf of the Sponsor, without notice to or assent by the foregoing, to the extent permitted by applicable Government Rules, to do the following when and to the extent it is authorized or directed to do so pursuant to the terms of this Agreement or any of the other Financing Documents, provided that, unless otherwise permitted hereunder to do so to perform its functions as Collateral Agent, the Collateral Agent cannot exercise its powers under this Section 5.09 unless an Event of Default has occurred and is continuing:

(a)                                  to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due with respect to, and to the extent of, the rights assigned to it by the Sponsor to the extent of the interest therein of any Secured Party in the Sponsor Collateral;

(b)                                 to receive, take, endorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable instruments, documents and chattel paper taken or received by the Collateral Agent in connection with this Agreement or any of the other Financing Documents;

(c)                                  to commence, file, prosecute, defend, settle, compromise, adjust, revoke, cancel, annul, move to dismiss or otherwise undo any claim, suit, action or proceeding with respect to the security interests granted for the benefit and on behalf of the Secured Parties in the Sponsor Collateral;

(d)                                 to sell, transfer, assign or otherwise deal in or with (or to so cause) the Sponsor Collateral or any part thereof pursuant to the terms and conditions of this Agreement and any of the other Financing Documents; and

(e)                                  to do, at its option and at the expense and for the account of the Sponsor at any time or from time to time, all acts and things which the Collateral Agent deems necessary to protect or preserve the Sponsor Collateral and to realize upon such Sponsor Collateral.

The Sponsor agrees to execute and deliver to the Collateral Agent, and register in any applicable public registry in the jurisdiction of its organization in which such registration is necessary, a notarized deed constituting such power of attorney.  The Collateral Agent shall not be responsible for the negligence or misconduct of any attorney-in-fact selected by it without gross negligence or willful misconduct.

The Sponsor hereby confirms and ratifies any and all actions and things performed or done by the Collateral Agent as its attorney-in-fact or any of its representatives hereunder in each case pursuant to and in accordance with the powers granted hereunder.

ARTICLE VI
DEFAULTS

6.01                           Sponsor Defaults.  Each of the following events shall be a “Sponsor Default”:

(a)                                  Payment Default.  The Sponsor defaults in the payment of any amounts due pursuant to this Agreement, and such default is continuing for a period of three Business Days after the date such payment was due;

(b)                                 Breach of Representation and Warranty.  Any representation, warranty or statement confirmed or made by the Sponsor hereunder or contained in any certificate, statement, notice or other document provided to any Secured Party hereunder shall have been incorrect in any material respect when made or deemed to be made or (except if stated to have been made solely as of an earlier date) repeated;

(c)                                  Breach of Covenant.  The Sponsor fails to comply with any of its obligations under:

(i)                                     Sections 4.01 (Maintenance of Existence), 4.03 (Limitation on Liens), 4.04 (Limitation on Indebtedness), 4.05(a) (Notices), 4.08 (Compliance with Law), 4.12 (Discretionary Metals Hedge Transactions) or 4.14 (Bankruptcy); or

(ii)                                  any other provision of this Agreement not previously referenced in this Section 6.01 and such failure continues unremedied for 30 days after written notice thereof is given to it by the Administrative Agent at the direction of the Majority Secured Parties specifying such default and requiring that it be remedied;

(d)                                 Bankruptcy of the Sponsor.

(i)                                     The Sponsor shall:  (A) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; (B) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property; (C) make a general assignment for the benefit of its creditors; (D) commence a Proceeding; (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts; (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any Proceeding filed against it; or (G) take any corporate action for the principal purpose of effecting any of the foregoing; or

(ii)                                  A Proceeding or case shall be commenced against the Sponsor without its application or consent, in any court of competent jurisdiction, seeking:  (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts; (B) the appointment of a trustee, receiver, custodian, liquidator or the like for itself or for all or any substantial part of its property; or (C) similar relief in respect of it under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and, in each case, such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days;

(e)                                  Dissolution, Termination or Winding-Up.  Other than in respect of a proceeding relating to the insolvency of the Sponsor as specified in Section 6.01(d), the Sponsor shall be terminated or dissolved (as a matter of Government Rule or otherwise), or proceedings shall be commenced by any Person seeking the termination or dissolution of the Sponsor and such proceedings shall continue undismissed or unstayed for a period of 60 or more days (or such shorter period of time which such Person has pursuant to Government Rule to cause the dismissal of such proceeding or stay the effectiveness of any such order, judgment or decree);

(f)                                    Unenforceability.  (i) Any of this Agreement, the Completion Agreement, the Transfer Restrictions Agreement or any other Financing Document to which the Sponsor is a party shall at any time for any reason cease to be valid and binding or in full force and effect without the prior written consent of the Collateral Agent (acting at the direction of the Administrative Agent), (ii) the validity or enforceability of this Agreement, the Completion Agreement, the Transfer Restrictions Agreement or any other Financing Document to which the Sponsor is a party shall be contested by the Sponsor or any Governmental Authority; or (iii) the Sponsor shall deny that it has any liability or obligation under this Agreement, the Completion Agreement, the Transfer Restrictions Agreement or any other Financing Document to which it is a party;

(g)                                 Cross-Default.  Any Indebtedness for Borrowed Money for which the Sponsor is liable in a principal amount in excess of $20 million either individually or in the aggregate (i) is not paid when due (after giving effect to any applicable grace period), (ii) has been declared to be due and payable prior to the stated maturity thereof or (iii) is capable of being declared due and payable prior to the stated maturity thereof and ninety (90) days have passed since the occurrence of such event without the Sponsor having remedied the default giving rise to the lender(s)’ ability to declare such Indebtedness for Borrowed Money due and payable;

(h)                                 Unsatisfied Judgment.  Any final judgment or judgments for the payment of money in excess of $20 million either individually or in the aggregate shall be rendered against the Sponsor and shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days after the date of entry thereof; and

(i)                                     Government Approvals.  Any Government Approval necessary for (i) the legality, validity or enforceability of any Financing Document to which the Sponsor is a party or (ii) the performance by the Sponsor of its obligations under any Financing Document to which it is a party is suspended, revoked, withheld, denied, withdrawn, or materially amended or modified, ceases to be in full force and effect, ceases to be enforceable for any reason or is not issued or is not timely renewed (unless the same shall have been replaced by a Government Approval providing at least equivalent benefits or privileges, and without any additional material burdens or conditions) or is not complied with, which event, action or circumstance, in any such case, is not cured within 30 days.

6.02                           Remedies.  Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have all rights and remedies of a secured party under applicable law and the right to take any action and pursue any remedy with respect to any of the Sponsor Collateral as set forth in Article X of the Common Security Agreement for the purpose of enforcing the rights granted to the Collateral Agent for the benefit of Secured Parties hereunder and under the other Financing Documents.

ARTICLE VII
MISCELLANEOUS

7.01                           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.02                           Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

7.03                           Severability.  If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.04                           Notices.  Any notice, request, demand, consent, designation, direction, instruction, certificate, report or other communication to be given hereunder shall be given in the English language and will be duly given when delivered in writing or by facsimile transmission (with written confirmation by the recipient on receipt, which confirmation may be by facsimile transmission) to the following address or to such other address as may be furnished for this purpose by such party:

(a)                                  if to the Sponsor, to it at:

Apex Silver Mines Limited
Walker House, Mary Street
George Town, Grand Cayman, Cayman Islands
British West Indies
Tel:	(303) 839-5060

(888) 696-2739
Fax:	(303) 839-5907
Attn:	Senior Vice President

with a copy to:

Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, Colorado 80203
Tel:	(303) 839-5060
(888) 696-2739
Fax:	(303) 839-5907
Attn:	Chief Financial Officer

(b)                                 if to the Collateral Agent, to it at its address indicated in Section 15.08 of the Common Security Agreement.

7.05                           Benefits of Agreement.  Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto and the Secured Parties and their successors and permitted assigns under the applicable Financing Documents, any benefit or any legal or equitable right or remedy under this Agreement.

7.06                           Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

7.07                           Jurisdiction, Service of Process and Venue.

(a)                                  The Sponsor hereby irrevocably consents and agrees that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement may be brought in any Federal or State court located in the Borough of Manhattan, The City of New York, and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each such court with respect to any such action, suit or proceeding.  Each party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such court and hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum.

(b)                                 The Sponsor agrees that a final judgment against it in any action, suit or proceeding taken in a New York court or New York Federal court in accordance with clause (a) shall be conclusive and may be enforced in any jurisdiction by suit on the judgment, a certified copy of which judgment shall be conclusive evidence thereof, or by any other means provided by applicable law.

(c)                                  The Sponsor hereby irrevocably appoints CT Corporation System, with offices at the date of this Agreement at 111 8th Avenue, New York, New York 10011, as its

authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in any Federal or State court located in the Borough of Manhattan, The City of New York.  The Sponsor agrees that service of process in respect of it upon such agent, together with written notice of such service given as provided in Section 7.04, shall be deemed to be effective service of process upon it in any such action, suit or proceeding.  The Sponsor agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon.  If for any reason such agent shall cease to be available to act as such, the Sponsor agrees to designate a new agent in the Borough of Manhattan, The City of New York, on the terms and for the purposes of this Section 7.07.  Nothing herein shall be deemed to limit the ability of the Collateral Agent to serve any such legal process in any other manner permitted by applicable law or to obtain jurisdiction over the Sponsor or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted or required by applicable law.

(d)                                 To the extent that the Sponsor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, sovereign immunity or otherwise) with respect to itself or its property, the Sponsor hereby irrevocably waives such immunity, to the fullest extent permitted by law, in respect of its obligations under this Agreement.

7.08                           Amendments, Etc.  The terms of this Agreement may amended only by an agreement in writing signed by each party hereto; provided that the amendment of a term defined by reference to the Common Security Agreement shall be binding on the parties hereunder if such amendment has been approved as provided in Section 15.18 of the Common Security Agreement.

7.09                           No Waiver.  No failure on the part of the Collateral Agent or any Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein are cumulative and are not exclusive of any remedies provided by law.

7.10                           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7.11                           Expenses.  The Sponsor agrees to reimburse each of the Secured Parties and the Collateral Agent for all reasonable costs and expenses of the Secured Parties and the Collateral Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (a) any Sponsor Default or Event of Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (i) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (ii) judicial or regulatory proceedings and (iii) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (b) the enforcement of this Section 7.11.

7.12                           Collateral Agent Protections.  The rights, benefits, privileges and protections conferred upon the Collateral Agent pursuant to Article XIII of the Common Security Agreement are expressly incorporated herein by reference and shall extend to the Collateral Agent hereunder as if such rights, benefits, privileges and protections were set forth in full herein.

7.13                           No Consequential Damages.  Neither the Sponsor nor any Secured Party shall assert any claim against the Sponsor or any Secured Party, as the case may be, on any theory of liability, for any lost profits or special, indirect or consequential damages or (to the fullest extent lawful) any punitive damages arising out of, in connection with, or as a result of, this Agreement or any other Financing Document (except as the same may be asserted by a third party in respect of any claim for which a Secured Party is indemnified hereunder), and each of the parties hereto hereby forever waives, releases and agrees not to sue upon any claim for any such lost profits or special, indirect, consequential or (to the fullest extent lawful) punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

IN WITNESS WHEREOF, the parties hereto have caused this Pledge and Security Agreement to be duly executed and delivered as of the day and year first above written.

Executed as a Deed by:

APEX SILVER MINES LIMITED

By:	/s/ Jeffrey G. Clevenger
Name: Jeffrey G. Clevenger
Title: President/CEO

In the presence of:

/s/ Brian Boonstra
Witness: Brian Boonstra

Executed as a Deed by:

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

By:	/s/ Lucia Jaklitsch
Name: Lucia Jakitsch
Title: Vice President

In the presence of:

/s/ Andrew Oliver
Witness: Andrew Oliver

ANNEX 1

FILING DETAILS

Name and Mailing Address

Apex Silver Mines Limited

a Cayman Islands limited liability exempt company

c/o Apex Silver Mines Corporation

1700 Lincoln Street, Suite 3050

Denver, Colorado 80203

Organization Number:

64989

Place of Business/Chief Executive Office:

c/o Apex Silver Mines Limited

Walker House

Mary Street

George Town, Grand Cayman

Cayman Islands, British West Indies

Existing UCC Financing Statements on File:

Financing Statements naming Apex Silver Mines Limited as debtor and The Bank of New York as secured party filed on or about October 18, 2004 with the Colorado Secretary of State [and the Washington, D.C. Recorder of Deeds] pursuant to the Indenture dated as of October 15, 2004 between Apex Silver Mines Limited, as issuer, and The Bank of New York, as trustee.

Annex 1 to Guarantee and Pledge Agreement